EXHIBIT 99


                            HARVARD INDUSTRIES FILES
                            FOR CHAPTER 11 PROTECTION


         FOR IMMEDIATE RELEASE: Lebanon, New Jersey, January 15, 2002 -- Harvard Industries, Inc. (the "Company"), a manufacturer of metal cast and fabricated components for use in the production of cars and light trucks across North America, announced today that it, along with certain of its operating subsidiaries, has filed petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey. Trim Trends Canada, Inc., the Company's non-U.S. operating subsidiary, was not a part of these chapter 11 filings.

         The Company intends to continue to operate its businesses while actively pursuing strategic alternatives to maximize the value of its estates, including potential sales of the businesses and assets of the Company. In connection with these goals, Harvard has filed a motion seeking immediate approval of certain short-term financing provided by its prepetition lenders. The Company is also in the process of negotiating a debtor in possession (DIP) financing facility and intends to seek approval of that facility within the next week. Subject to court approval of the postpetition financing, funding will be available immediately to allow the Company to fulfill obligations to employees, vendors and customers.

         In addition to the Company's chapter 11 petition, filings for chapter 11 reorganization have been made for two of the company's subsidiaries: Harvard Transportation, Inc. and Hayes-Albion Corporation. Immediately prior to the chapter 11 filings, the company's non-operating subsidiaries, KWCI Liquidating, Inc., Harvard Industries Risk Management, Inc., Harman Automotive, Inc., Doehler-Jarvis, Inc., Doehler-Jarvis Greeneville, Inc.; Doehler-Jarvis Toledo, Inc., and Pottstown Precision Casting, Inc. each filed petitions under chapter 7 of the Bankruptcy Code.

         If you have any questions regarding this Press Release, please contact David A. White, at (908) 437-4100.